Exhibit 10.4

October 2, 2003

Scott Arnold [address intentionally omitted]

RE: Employment Offer

Dear Scott:

           On behalf of Borland Software Corporation (“Borland”), I am pleased to extend an offer of employment to you for the position of Executive Vice President and Chief Operating Officer reporting to the Chief Executive Officer of Borland. This letter sets out the terms of your employment with Borland, which will start on a date to be mutually agreed upon (“Start Date”). This offer and your Start Date are contingent upon successful completion of references, employment verification and a background check.

           Your annual on-target earnings will be $765,000, less applicable tax and other withholdings. This will consist of an annual base salary of $450,000 and a bonus plan of 70% of your base salary at target ($315,000); 35% of the bonus will be based on quarterly MBOs and 65% of your bonus will be based on company-wide shareholder value creation measures similar to the CEO’s. You will be paid every two weeks in accordance with Borland’s standard payroll practices. You will also be eligible to participate in various Borland fringe benefit plans, including Group Health Insurance, Flexible Spending Accounts, 401(k), Employee Stock Purchase Plan, Tuition Reimbursement and the vacation program. Upon acceptance of this offer, please complete, sign, and return this letter and the forms located in the silver “new employee” folder you received with this letter. Please return these forms on or before your Start Date. If you have any questions regarding the forms, please call Celeste Tillman, Benefits Representative at [phone number intentionally omitted].

           Subject to the approval of the Board of Directors of Borland, the Compensation Committee of the Board of Directors or an Executive Option Committee acting by delegation of authority from the Compensation Committee of the Board of Directors, you will be granted an option to purchase 450,000 shares of Borland common stock under Borland’s Stock Option Plans at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest 25% on the first anniversary of your option grant date and monthly thereafter over 36 months, consistent with the standard Borland executive new-hire approach, provided you continue in Borland’s employ, and will be subject to the terms and conditions of the related Borland Stock Option Plan and related standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

           In the event that Borland should experience a Change in Control (as that term is defined in the Borland Stock Option Plan and your stock option agreement) and (a) you are terminated other than for Misconduct within twelve (12) months of such Change in Control or (b) Constructively Terminated (as that term is defined herein) during that time, you will receive one hundred percent (100%) accelerated vesting of your stock option grant and twelve (12) months to exercise such option. In addition, you will receive a severance payment equal to twelve (12) months of base salary and the MBO portion of your bonus, as well as COBRA reimbursements for 12 months.

           Notwithstanding the foregoing, if Borland terminates your employment other than for Misconduct (as defined below), or if there is a Constructive Termination (as defined below), whether or not such termination occurs in connection with or following a Change in Control, provided that you sign a standard general release acceptable to Borland, you will, be entitled to a severance payment equal to twelve (12) months of base salary and the MBO portion of your bonus. In addition, if such termination occurs more than six (6) months after your Start Date, you will receive twelve (12) months of acceleration of option vesting, with a twelve (12) month exercise period. Futher, should your employment be terminated other than for Misconduct or should a Constructive Termination occur, in either case during the first twelve (12) months of employment and in connection with or following a change in the Company's Chief Executve Officer, you will receive twelve (12) months of COBRA reimbursement and twelve (12) months additional acceleration of option vesting, with a twelve (12) month exercise period, such acceleration to be in addition to any option acceleration pursuant to the preceeding two (2) sentences.

           For purposes of this agreement, termination for “Misconduct” shall mean termination of your employment relationship with Borland for any of the following reasons: (i) theft, embezzlement, dishonesty, misappropriation of funds or property, or fraud against, or with respect to the business of Borland; (ii) breach by you of any material term of this Agreement of any other agreement between you an Borland and, if such breach is capable of being cured, the failure by you to cure such breach within ten (10) business days of written notice of such breach; (iii) your conviction of any crime that impairs your performance of duties for Borland; (iv) as a result of your reckless or willful misconduct, you commit any act that causes, or knowingly fails to take reasonable and appropriate action to prevent, any material injury to the financial condition of business reputation of Borland; (v) violation of a Borland company policy that could cause material injury to the business or reputation of Borland; or (vi) after written notice to you, and a reasonable opportunity to correct, your repeated failure to perform the duties assigned to you.

           For purpose of this Agreement, “Constructive Termination” shall mean any one or more of the following without your express written consent: (i) the relocation of the principal place of your employment to a location that is more than (50) miles from each of Scotts Valley, CA and Cupertino, CA or (ii) any failure by Borland to pay, or a 10% or greater reduction by Borland of, your base salary or benefits (unless reductions comparable in amount and duration are concurrently made for substantially all of the management team members), (iii) if temination occurs other than in connection with a Change in Control, any change in direct reporting relationship to the CEO or removal of any of the responsibilities currently encompassed by sales, marketing, and product

2

development of existing Borland businesses from your direct responsibility without your consent, or (iv) in connection with or following a Change in Control, if you are not reporting to the Chief Executive Officer of the parent and surviving company.

           Your employment with Borland is “at will”; it is for no specified term, and may be terminated by you or Borland at any time, with or without Misconduct or advance notice. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Borland on this term. Although your job duties, title, compensation and benefits, as well as Borland’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Borland’s Chief Executive Officer.

Excise Tax Gross Up Payment:

(a)

In the event that any payment or benefit received or to be received by you pursuant to the Agreement or any other Borland plan, agreement or arrangement (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar of successor provision (the "Excise Tax"), Borland shall pay to you within ninety (90) days of the date you become subject to the Excise Tax, an additional amount (the “Gross-Up Payment”) such that the net amount retained by you, after deduction of (1) any Excise Tax on the Payments and (2) any federal, state and local income or employment tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Payments.

(b)	For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax:

(1)

Any other payments or benefits received or to be received by you in connection with transactions contemplated by a “change in control” or your termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Borland), shall be treated as “parachute payments” within the meaning of Section 280G of the Code or any similar or successor provision, and all “excess parachute payments” within the meaning of Section 280G or any similar or successor provision shall be treated as subject to the Excise Tax, unless in the opinion of Borland’s independent auditors such as payment or benefits (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G (or any similar or successor provision of the Code) in excess of the base amount within the meaning of Section 280G (or any similar of successor provision of the Code), or are otherwise not subject to the Excise Tax.

(2)	The amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the

3

Payments or (ii) the amount of the excess parachute payments within the meaning of Section 280G after applying paragraph (b)(1) above. The value of any non-cash benefits or any deferred payment or benefit shall be determined by Borland’s independent auditors in accordance with the principles of Section 280G of the Code.

(c)

For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the date the Gross-Up Payment is to made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(d)

In the event that the Excise Tax is determined to be less than the amount taken into account hereunder, you shall repay to Borland, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, sate and local income and employment taxes imposed on the Gross-Up Payment being repaid by you if such repayment results in a reduction in Excise Tax and/or a federal, state and local income or employment tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(e)

In the event that the Excise Tax is determined to exceed the amount taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Borland shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

           By accepting employment with Borland, you represent that you will not be acting in breach of any agreement with any of your previous employers. Borland is very impressed with the skills and experience that you will bring to us and we hope that you will consider this offer carefully. Should you accept this offer, I would like to remind you that it is Borland’s policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than Borland. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any books, drawings, notes, materials, etc., except your personal effects as you leave your current employer. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any of your previous employers.

Like all Borland employees, you will be required, as a condition to your employment with Borland and to Borland’s obligations set forth herein, to sign Borland’s

4

standard Employee Confidentiality and Assignment of Inventions Agreement, a copy of which is included with this letter.

           As a condition of your employment, you will be required to provide Borland with documents establishing your identity and right to work in the United States. Those documents must be provided to Borland within three (3) business days after your Start Date.

           To ensure the timely and economical resolution of disputes that arise in connection with your employment with Borland, you and Borland agree that any and all disputes, claims (including, but not limited to, any claims for compensation, benefits, stock or stock options, fraud or age, sex, race, disability or other discrimination or harassment), or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Santa Clara County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and Borland waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or Borland would be entitled to seek in a court of law. Borland shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or Borland from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Borland each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

           This agreement and the other agreements referred to above constitute the entire agreement between you and Borland regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations or agreements, whether oral or written, between you and Borland. This agreement may only be modified by a document signed by you and the Chief Executive Officer of Borland.

           We look forward to working with you at Borland. Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this offer. This offer, if not accepted, will expire at the close of business on October 6, 2003. If you have any questions, please call me at [phone number intentionally omitted].

5

Sincerely,

Borland Software Corporation

By:	/S/ DALE L. FULLER

Dale L. Fuller President and Chief Executive Officer

6

I have read the above employment offer and accept employment with Borland on the terms and conditions set forth in this agreement.

Date: 2 OCTOBER , 2003.	/S/ SCOTT ARNOLD

Scott Arnold

My anticipated start date is 1 NOVEMBER, 2003 .

Please send the original signed offer letter to Borland’s Human Resources Department using the envelope provided.

7